CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Advisor Managed Portfolios relating to the financial statements and financial highlights of Miller Income Fund, formerly a series of shares of beneficial interest in the Trust for Advised Portfolios. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP
Philadelphia, Pennsylvania
January 22, 2024